SECOND AMENDMENT TO OFFICE LEASE    Exhibit 10.1
This SECOND AMENDMENT TO OFFICE LEASE (“Second Amendment”) is made and entered into as of February 21, 2013, by and between KILROY REALTY, L.P., a Delaware limited partnership ("Landlord"), and ENTROPIC COMMUNICATIONS, INC., a Delaware corporation (“Tenant").
R E C I T A L S :
A.Landlord and Tenant are parties to that certain Office Lease dated August 31, 2007 (the "Office Lease"), as amended by that certain First Amendment to Office Lease dated July 24, 2012 (the "First Amendment") (the Office Lease and the First Amendment shall collectively be referred to as the "Lease"), whereby Landlord leases to Tenant and Tenant leases from Landlord 90,000 rentable square feet of space (the "6290 Premises") comprising the entirety of that certain building located at 6290 Sequence Drive, San Diego, California (the "6290 Building"). The 6290 Building, together with the parking facilities servicing the 6290 Building, any outside plaza areas appurtenant thereto, the land upon which the 6290 Building is located (which is improved with landscaping and other improvements), and the "6260 Building" (as that term is defined in Recital B below), together with the parking facilities serving the 6260 Building and the land upon which such 6260 Building is located, and other improvements surrounding either of the aforementioned buildings which are designated from time to time by Landlord as common areas appurtenant to or servicing such buildings, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the "Project."
B.Landlord and Tenant desire to amend the Lease to eliminate the 6290 Premises and substitute in its place the entirety of that certain building comprising 130,536 rentable square feet of space (the "Substitute Premises") located at 6260 Sequence Drive, San Diego, California, as the space leased by Tenant under the Lease (the “6260 Building”) (which 6260 Building is also located in, and constitutes part of, the Project), as such Substitute Premises is more particularly delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Second Amendment.
2.Substitution of Substitute Premises for the 6290 Premises. Effective as of the date (the “Substitute Premises Commencement Date”) which is the earlier to occur of (i) the date upon which Tenant commences to conduct business in the Substitute Premises, and (ii) the date which is five (5) months from the date upon which Landlord delivers the Substitute Premises to Tenant, (x) the Lease shall terminate and be of no further force or effect with respect to the 6290 Premises, and (y) Tenant shall lease from Landlord, and Landlord shall lease to Tenant, the Substitute Premises upon the terms and conditions set forth in the Lease, as hereby amended. Consequently, effective upon the Substitute Premises Commencement Date, the Substitute Premises shall be substituted for the 6290 Premises and all references in the Lease (as hereby amended), to the “Premises” shall mean and refer instead to the Substitute Premises. Additionally, as of the Substitute Premises Commencement Date, all references in the Lease to the “Building” shall be deemed to refer the 6260 Building (rather than the 6290 Building). The required evidence of insurance coverage as set forth in Article 10 of the Office Lease pertaining to the Substitute Premises must be delivered to Landlord on or before the date Tenant and/or its employees, contractors and/or agents first enter the Substitute Premises for occupancy, construction of improvements, alterations, or any other move-in activities. For purposes of the Lease (as amended), the "rentable square feet" of the Premises and Building are hereby stipulated to be, and shall therefore be deemed, as set forth in Recital B of this Second Amendment, and no re-measurement of the Premises or Building will occur at any time during the Lease Term or any extensions thereof.
3.Surrender of 6290 Premises.
3.1    In General. Tenant hereby agrees to vacate the 6290 Premises and surrender and deliver exclusive possession of the 6290 Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of the Lease as herein amended and, thereafter, Tenant shall have no further obligations with respect to the 6290 Premises except with respect to the period of Tenant's tenancy prior to the Substitute Premises Commencement Date, and those obligations which expressly survive the expiration or earlier termination of the Lease. In the event that Tenant fails to vacate the 6290 Premises and surrender and deliver exclusive possession of the 6290 Premises to Landlord on or before the Substitute Premises Commencement Date in accordance with the provisions of the Lease as hereby amended, then Tenant shall be deemed to be in holdover of the 6290 Premises and shall be subject to the terms of Section 3.2 of this Second Amendment.
3.2    Permitted Holdover/Holdover.
3.2.1    Initial 30-Day Permitted Holdover Period. Notwithstanding any provision to the contrary contained herein, Tenant shall have the right, pursuant to the terms of this Section 3.2.1, to holdover in the 6290 Premises for no more than thirty (30) days after the occurrence of the Substitute Premises Commencement Date (such applicable period being referred to herein as the "Initial 30-Day Permitted Holdover Period"). In connection therewith, (A) Tenant shall endeavor to give Landlord prior written notice of its intent to holdover in the 6290 Premises for the Initial 30-Day Permitted Holdover Period, (B) Tenant shall have no obligation during such Initial 30-Day Permitted Holdover Period to protect, defend, indemnify and hold Landlord harmless from any loss, costs and liability resulting from Tenant's failure to surrender the 6290 Premises upon the Substitute Premises Commencement Date, (C) Tenant shall not be liable to Landlord for the payment or reimbursement of any legal fees incurred by Landlord in connection with Tenant's holdover in the 6290 Premises during the Initial 30-Day Permitted Holdover Period, and (D) no Base Rent or Direct Expenses shall be payable by the Tenant to the Landlord during such Initial 30-Day Permitted

Holdover Period. Except as specifically set forth in this Section 3.2 to the contrary (i.e., in the event Tenant duly delivers the "Subsequent 30-Day Permitted Holdover Notice" (as that term is defined in Section 3.2.2 below)), all of the obligations under Article 16 of the Office Lease shall apply following the expiration or earlier termination of the Initial 30-Day Permitted Holdover Period including, but not limited to, Tenant's obligation to protect, defend, indemnify and hold Landlord harmless from any loss, costs (including reasonable attorneys' fees) and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Lease.
3.2.2    Subsequent 30-Day Permitted Holdover Period. Notwithstanding any provision to the contrary contained herein, to the extent Tenant delivers, on or before the date which is thirty (30) days prior to the expiration date of the Initial 30-Day Permitted Holdover Period, written notice to Landlord (the "Subsequent 30-Day Permitted Holdover Notice") setting forth Tenant's requirement for another limited holdover in the 6290 Premises of no more than thirty (30) days (such applicable period being referred to herein as the "Subsequent 30-Day Permitted Holdover Period"), (A) Tenant shall have no obligation during such Subsequent 30-Day Permitted Holdover Period to protect, defend, indemnify and hold Landlord harmless from any loss, costs and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Initial 30-Day Permitted Holdover Period, (B) Tenant shall not be liable to Landlord for the payment or reimbursement of any legal fees incurred by Landlord in connection with Tenant's holdover in the 6290 Premises during the Subsequent 30-Day Permitted Holdover Period, and (C) Base Rent during such Subsequent 30-Day Permitted Holdover Period shall be payable at a monthly rate equal to that payable for the 6290 Premises during the last full calendar month of the Lease Term (not including the Initial 30-Day Permitted Holdover Period) (i.e., an amount equal to One Hundred Eighty-Seven Thousand Two Hundred and 00/100 Dollars ($187,200.00)), and Tenant shall have no obligation to pay Direct Expenses during the Subsequent 30-Day Permitted Holdover Period. All of the obligations under Article 16 of the Office Lease shall apply following the expiration or earlier termination of the Subsequent 30-Day Permitted Holdover Period including, but not limited to, Tenant's obligation to protect, defend, indemnify and hold Landlord harmless from any loss, costs (including reasonable attorneys' fees) and liability resulting from Tenant's failure to surrender the 6290 Premises upon the termination or expiration of the Lease. Notwithstanding any provision to the contrary contained herein, Tenant expressly acknowledges and agrees that the provisions of this Section 3.2.2 shall only apply to the extent Tenant has previously exercised its rights under Section 3.2.1 above, and has delivered the Initial 30-Day Permitted Holdover Notice.
3.2.3    In General/Holdover 60 Days after the Substitute Premises Commencement Date. If (a) Tenant has not exercised its right to holdover in the 6290 Premises during the Initial 30-Day Permitted Holdover Period and holds over after the occurrence of the Substitute Premises Commencement Date, (b) Tenant exercises its right to hold over in the 6290 Premises during the Initial 30-Day Permitted Holdover Period (but not the Subsequent 30-Day Permitted Holdover Period) and Tenant holds over in the 6290 Premises after the expiration of the Initial 30-Day Permitted Holdover Period, or (c) Tenant exercises its right to hold over in the 6290 Premises during the Initial 30-Day Permitted Holdover Period and the Subsequent 30-Day Permitted Holdover Period, and Tenant holds over in the 6290 Premises after the expiration of the Subsequent 30-Day Permitted Holdover Period, then in each of the above-referenced instances the provisions of Article 16 of the Office Lease shall apply with full force and effect and the Rent then-payable by Tenant to Landlord shall be as set forth in Article 16 of the Office Lease. Notwithstanding any provision to the contrary contained in the Lease (including, but not limited to, the last sentence of Article 16 of the Office Lease), if Tenant is in holdover in the 6290 Premises as contemplated by the foregoing items (a), (b) or (c), Landlord and Tenant expressly acknowledge and agree that Landlord's requirement to deliver a New Lease Notice in order for the provisions of the last sentence of Article 16 of the Office Lease to apply shall be waived with respect to Tenant's holding over in the 6290 Premises (i.e., following the occurrence of the events contemplated by items (a), (b) or (c) above, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from its failure to surrender the 6290 Premises, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom).
3.3    Representations of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or in the 6290 Premises; (b) no other person, firm or entity has any right, title or interest in the Lease or in the 6290 Premises through Tenant; (c) Tenant has the full right, legal power and actual authority to enter into this Second Amendment and to terminate the Lease with respect to the 6290 Premises without the consent of any person, firm or entity; and (d) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof. Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Substitute Premises Commencement Date, there shall not be, any mechanic's liens or other liens encumbering all or any portion of the 6290 Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns for which Tenant has not made adequate provisions for payment and provided Landlord reasonable evidence thereof. Notwithstanding the termination of the Lease with respect to the 6290 Premises, the representations and warranties set forth in this Section 3.3 shall survive the Substitute Premises Commencement Date and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
4.Lease Term.
4.1    Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term is currently scheduled to expire on January 31, 2015, pursuant to the terms of the Lease. Notwithstanding any provision to the contrary in the Lease, the Lease Term is hereby extended for a period of seven (7) commencing February 1, 2015, and ending January 31, 2022 (the "Extended Term"), unless sooner terminated as provided in the Lease, as hereby amended. For purposes hereof, the term "Lease Expiration Date" shall mean and otherwise refer to January 31, 2022.
4.2    Option to Extend Lease Term. Notwithstanding any provision to the contrary contained in the Lease (as amended), Landlord and Tenant acknowledge and agree that the Extended Term provided herein shall, although not entirely consistent with the first (1st) Option Term identified in Section 2.2 of the Office Lease, nevertheless be deemed to represent the first (1st) of Tenant's two (2) options to extend the Lease Term as provided in Section 2.2 of the Office Lease, and that effective as of the date of this Second Amendment, Tenant shall continue to have only one (1) option to extend the Lease Term for a period of five (5) years in accordance with, and pursuant to the terms of, Section 2.2 of the Office Lease.

5.    Base Rent. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to Substitute Premises Commencement Date, Tenant shall continue to pay Base Rent for the 6290 Premises in accordance with the terms of Article 3 of the Office Lease. Commencing on the Substitute Premises Commencement Date, and continuing through the Lease Expiration Date, Tenant shall pay to Landlord monthly installments of Base Rent for the Substitute Premises as follows:

Period During Lease Term	Annualized Base Rent	Monthly Installment of Base Rent	Monthly Base Rent per Rentable Square Foot
Substitute Premises Commencement Date - January 31, 2014	$2,246,400.00	$187,200.00	N/A
February 1, 2014 - January 31, 2015	$2,322,000.00	$193,500.00	N/A
February 1, 2015 - January 31, 2016	$2,490,626.88	$207,552.24	$1.59*
February 1, 2016 - January 31, 2017	$2,577,798.82	$214,816.57	$1.65*
February 1, 2017 - January 31, 2018	$2,668,021.78	$222,335.15	$1.70*
February 1, 2018 - January 31, 2019	$2,761,402.54	$230,116.88	$1.76*
February 1, 2019 - January 31, 2020	$2,858,051.63	$238,170.97	$1.82*
February 1, 2020 - January 31, 2021	$2,958,083.44	$246,506.95	$1.89*
February 1, 2021 - January 31, 2022	$3,061,616.36	$255,134.70	$1.95*
* The amounts identified in the column entitled "Monthly Base Rent per Rentable Square Foot" are estimates and are provided for informational purposes only.
6.Tenant's Share of Direct Expenses. Notwithstanding any provision to the contrary contained in the Lease, as hereby amended, prior to the Substitute Premises Commencement Date, Tenant shall continue to pay Direct Expenses for the 6290 Premises in accordance with the terms of Article 4 of the Office Lease. Commencing on the Substitute Premises Commencement Date, and continuing through the Lease Expiration Date, Tenant shall pay to Landlord Direct Expenses for the Substitute Premises in accordance with the terms of Article 4 of the Office Lease (i.e., on a

"triple-net" basis); provided, however, Tenant's Share shall be one hundred percent (100%) of the 6260 Building.
7.Improvements.
7.1    In General. Except as specifically set forth in this Second Amendment and the Work Letter attached hereto as Exhibit B (the "Work Letter"), Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Substitute Premises, and Tenant shall accept the Substitute Premises in its presently existing, “as-is” condition. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Substitute Premises, the 6260 Building or the Project or with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in the Lease (as hereby amended) and the Work Letter. Notwithstanding any provision to the contrary contained in the Lease (as hereby amended), Landlord may, by written notice to Tenant given concurrently with Landlord's approval of any "Improvements" (as that term is defined in Section 2.1 of the Work Letter), require Tenant, at Tenant's expense, to remove any Improvements prior to the expiration or earlier termination of the Lease Term and to repair any damage to the Substitute Premises caused by such removal. Notwithstanding any provision to the contrary contained herein, Landlord and Tenant expressly acknowledge and agree that the provisions of the Work Letter Agreement attached to the Office Lease as Exhibit B shall be inapplicable with respect to the Substitute Premises, and that any and all references to the Improvement Allowance set forth in the Office Lease shall be inapplicable with respect to the Substitute Premises.
7.2    Condition of 6260 Building. Notwithstanding any provision to the contrary set forth in the Lease or this Second Amendment, Landlord shall, at Landlord's sole cost and expense, deliver the Substitute Premises to Tenant with the roof, and all Building Systems serving and within the Substitute Premises, in good working condition, and Landlord covenants that (A) such Building Systems located within the 6260 Building have recently been operated, (B) such Building Systems located within the 6260 Building have been regularly serviced, and (C) such Building Systems located within the 6260 Building and the 6260 Building's roof have a remaining useful life extending beyond the Extended Term identified in this Second Amendment. If, within the first (1st) year following Landlord's delivery of the Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the Substitute Premises in compliance with the obligations listed in the immediately preceding sentence, then Landlord shall, at its sole cost and expense and without reimbursement of any kind by Tenant (but only to the extent it receives notice from Tenant within such one (1) year period), make any repairs and/or replacements necessary to put the Building Systems serving the Substitute Premises or the roof of the 6260 Building in the condition required by the immediately preceding sentence. Without limiting any of the foregoing provisions, Landlord and Tenant acknowledge and agree that Landlord has undertaken certain tests in the Substitute Premises to determine if any of the Building Systems located within the 6260 Building are impacted by MIC (the "Substitute Premises MIC Tests"). Based on the results of the Substitute Premises MIC Tests, the parties have determined that no repairs or other work is required at this time to remediate any MIC found in the Substitute Premises; provided, however, in an effort to reduce the likelihood of any future MIC issues, Landlord hereby agrees, at Landlord's sole cost and expense, prior to its delivery of the Substitute Premises to the Tenant, to (i) introduce a MIC inhibitor chemical into the

Building Systems located in the 6260 Building, and (ii) establish a commercially reasonable testing mechanism designed to detect future MIC issues in the Building Systems located in the 6260 Building; provided, however, the cost of any ongoing MIC prevention measures undertaken by the Landlord (e.g., ongoing testing, monitoring and inspecting) shall be chargeable to the Tenant as a component of the Operating Expenses payable by the Tenant to the Landlord pursuant to the terms of the Lease. In connection with Landlord's MIC prevention measures, Tenant hereby agrees to notify Landlord prior to opening or modifying the sprinkler system located within the Building. If Tenant opens or otherwise modifies such sprinkler system, Tenant shall, at Tenant's sole cost and expense, be responsible for re-filling the same with an acceptable MIC inhibitor chemical and restoring Landlord's testing mechanism so that it functions as it did prior to Tenant opening and/or modifying the sprinkler system.
7.3    6260 Building Applicable Laws.
7.3.1    In General. Landlord covenants that as of the Substitute Premises Commencement Date, the Substitute Premises and the parking areas serving the 6260 Building, shall be in material compliance with all Applicable Laws in effect as of the Substitute Premises Commencement Date. If, within the first (1st) year following Landlord's delivery of the Substitute Premises to Tenant, it is discovered that Landlord failed to deliver the Substitute Premises in material compliance with all Applicable Laws in effect as of the Substitute Premises Commencement Date as required by the immediately preceding sentence, Landlord shall, at its sole cost and expense and without reimbursement from Tenant of any kind, correct any material deficiency in such condition promptly following receipt of written notice thereof from Tenant within such one (1) year period if and to the extent (A) each such compliance with Applicable Laws obligation is not required as a result of the misconduct, breach, fault or negligence of Tenant or any of the other Tenant Parties, (B) Landlord's failure to comply with such Applicable Laws would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Substitute Premises, or create a significant health hazard for Tenant's employees, or would unreasonably and materially affect (x) the operation of Tenant's business from the Substitute Premises, or (y) the safety of Tenant's employees, and (C) is not the responsibility of Tenant under the Lease (as amended); provided, however, to the extent compliance work is undertaken by Landlord which is not required pursuant to the foregoing, the costs incurred in connection therewith shall be subject to the Operating Expense provisions of the Lease (i.e., such costs shall only be includable in Operating Expenses and passed through to the Tenant to the extent permitted by the Lease). Any such work by Landlord needed to bring the Substitute Premises and/or the parking areas serving the 6260 Building into material compliance with all Applicable Laws ("Landlord's Compliance Work") may be undertaken at the same time Tenant constructs the Improvements in the Substitute Premises pursuant to the provisions of the Work Letter, and Tenant shall promptly and diligently cooperate and comply with Landlord's construction schedule for such work.
7.3.2    Landlord Compliance Work Delays. In the event that there are any actual delays in the completion of the Improvements caused by the performance of the Landlord's Compliance Work, then after (A) written notice to Landlord setting forth with reasonable detail the existence and nature of such delay, and (B) the expiration of a two (2) business day cure period following Landlord's receipt of such notice without the remedy thereof, any such delay shall be deemed a "Landlord Compliance Work Delay." Any actual Landlord Compliance Work Delay under this Section 7.3.2 shall result in an extension of the Substitute Premises Commencement Date by extending the outside Substitute Premises Commencement Date of five (5) months from Landlord's delivery of the Premises to Tenant by an equivalent number of days for such Landlord Compliance Work Delays. Notwithstanding anything contained in this Section 7.3.2, in no event shall Tenant be obligated to employ extraordinary efforts or incur extraordinary expenses (e.g., overtime), to overcome any Landlord Compliance Work Delays.
7.4    Additional Mezzanine Space. Subject to the terms hereof, Tenant shall have the right, at Tenant's sole cost and expense, to construct additional mezzanine space as an Alteration requiring Landlord's consent pursuant to the TCCs of Article 8 of the Office Lease (and in no event shall the construction of additional mezzanine space be deemed a Cosmetic Alteration); provided, however, in connection with the foregoing (i) Tenant shall obtain Landlord's prior consent to such construction of additional mezzanine area in the 6260 Building and all plans and specifications therefor, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the additional mezzanine space shall be appropriately engineered given the particulars of the Building and shall be generally consistent with that in place in Comparable Buildings (i.e., be fairly generic so as to be usable by future tenant's of the Substitute Premises); (iii) Tenant shall be solely responsible and shall pay for all costs associated with any such additional mezzanine space, (vi) Tenant shall be solely responsible for ensuring that its construction of the additional mezzanine space is in compliance with all Applicable Laws (including, but not limited to, any codes and permit requirements), (v) to the extent determined by Landlord, in Landlord's sole and absolute discretion at the time Landlord approves Tenant's construction of addition mezzanine space in the 6260 Building, Tenant shall, at the expiration or earlier termination of the Lease Term, be obligated remove any such timely identified components involved in the construction of the additional mezzanine space and to repair any damage to the Substitute Premises and 6260 Building caused by such removal, and (vi) in no event shall Tenant be permitted to construct additional mezzanine space when there is less than two (2) years remaining during the Lease Term from the anticipated date of completion of such new mezzanine space. Notwithstanding any provision to the contrary contained in the Lease (as amended), Tenant shall have no obligation to pay any Base Rent with respect to any portion of the additional mezzanine space constructed by Tenant pursuant to the terms of this Section 7.4.
8.Signage. Notwithstanding any provision to the contrary contained herein, Section 23.4 of the Office Lease shall, as of the Substitute Premises Commencement Date, be deleted and be of no further force or effect and shall be replaced with the following:
"23.4    Tenant's Signage. Tenant shall, at Tenant's sole cost and expense, be entitled to install the following signage in connection with Tenant's lease of the Substitute Premises (collectively, the "Tenant's SignageTenant's Signage"):

(i)
Exclusive 6260 Building-top signage consisting of: (x) one (1) building-top sign (maximum size per building-top sign is 100 square feet pursuant to the signage guidelines for the Project) identifying Tenant's name or logo located at the top of the 6260 Building (on the south-facing elevation facing

Mira Mesa Boulevard) in one (1) location, and (y) one (1) building-top sign (maximum size per building-top sign is 100 square feet pursuant to the signage guidelines for the Project) identifying Tenant's name or logo located at the top of the 6260 Building (on the Sequence Drive-facing elevation) in one (1) location;

(ii)	Exclusive "eyebrow" signage located adjacent to the main entrance of the Building located directly above either one or both of the entry points into the 6260 Building; and

(iii)
One (1) slot on the currently-existing monument sign serving the 6260 Building, in a design, and with materials and other reasonable parameters to be approved by Landlord and Tenant in accordance with the TCCs of Section 23.4.1, below (the "Tenant's Monument Signage"). Tenant hereby acknowledges and agrees that Landlord may, at Landlord's sole cost and expense, place a standard "owned and managed" sign on such 6260 Building Monument Sign, provided that such "owned and managed" sign shall not be larger than Tenant's signage."

The remaining provisions of Article 23 shall apply to Tenant's Signage as the same has been defined in this Section 8. For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the Substitute Premises Commencement Date, have no signage rights with respect to the 6290 Building.
9.Parking. Section 9 of the Summary attached to the Office Lease shall be deleted as of the Substitute Premises Commencement Date. In addition, Article 28 of the Office Lease shall, as of the Substitute Premises Commencement Date, be deleted in its entirety and replaced with the following:
"28.1    In General. Tenant shall be entitled to utilize, without charge, commencing on the "Substitute Premises Commencement Date" (as that term is defined in Section 2.1 of that certain Second Amendment dated February 21, 2013 (the "Second Amendment")), all of the parking spaces located in the area identified on Exhibit C attached to the Second Amendment as the "6260 Building Parking Area." Notwithstanding any provision to the contrary contained in the Lease (as amended), the 6260 Building Parking Area shall not include seventy (70) parking spaces located in the general vicinity of the "dexcom spaces" identified on Exhibit C attached to the Second Amendment (the "Dexcom Spaces"). Upon the expiration or earlier termination of Landlord's lease with Dexcom, Inc., a Delaware corporation ("Dexcom"), Tenant shall be permitted to add the Dexcom Spaces to the 6260 Building Parking Area and thereafter use the same; provided, however, if the Dexcom Spaces are not available for Tenant's use as of December 1, 2016 (or within a reasonable time thereafter not to exceed thirty (30) days to the extent Landlord is then in the process of negotiating an agreement with Dexcom to relocate Dexcom from using the Dexcom Spaces), Landlord shall, in lieu of such Dexcom Spaces and for the time period occurring prior to Landlord permitting the Tenant to add the Dexcom Spaces to the 6260 Building Parking Area, provide the Tenant with the ability to use up to seventy (70) unreserved parking spaces located in another parking lot along Sequence Drive or Pacific Center Court identified within the areas on Exhibit D bounded by yellow lines (the location of those spaces within such areas identified on Exhibit D shall be determined by Landlord and such spaces so determined by Landlord shall be referred to as the "Substitute Dexcom Spaces") (which Substitute Dexcom Spaces shall be added to the 6260 Building Parking Area until the Dexcom Spaces become available). Moreover, if Landlord and Dexcom (each in their sole and absolute discretion) enter into a written agreement pursuant to which Dexcom's rights to the Dexcom Spaces are relinquished, Tenant shall be permitted to add the Dexcom Spaces to the 6260 Building Parking Area and thereby use the same. In connection with the foregoing, Landlord hereby agrees to use commercially reasonable efforts to commence negotiations with Dexcom in an effort to persuade Dexcom to surrender the Dexcom Spaces on or before the end of the calendar year 2014 (i.e., when AT&T is scheduled to vacate the building it currently leases adjacent to the Dexcom premises) in exchange for other spaces near the Dexcom premises formerly used by AT&T. Notwithstanding the foregoing, Tenant shall be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking spaces by Tenant or the use of the 6260 Building Parking Area by Tenant. Tenant's continued right to use the 6260 Building Parking Area is conditioned upon (i) Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the 6260 Building Parking Area, including any sticker or other identification system established by Landlord, and (ii) Tenant's exercise of commercially reasonable efforts to cause that Tenant's employees and visitors also comply with such rules and regulations. To the extent reasonably necessary to ensure Tenant's parking rights hereunder are readily available to Tenant and its employees, Landlord shall establish a sticker or other identification system for the Project. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this

Lease, from time to time, temporarily close-off or restrict access to the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, Landlord will provide Tenant with reasonable substitute parking in such event to the extent reasonably necessary. Notwithstanding the foregoing, except as may be required in order to comply with Applicable Laws or the requirements of a governmental authority (including, a court having jurisdiction over the Project) or otherwise in connection with construction, alterations or improvements pertaining to the 6260 Building Parking Area (as more particularly contemplated by Article 28 of the Lease), Landlord shall not reduce the 6260 Building Parking Area such that it is smaller than that identified on Exhibit C attached to the Second Amendment or otherwise relocate portions of the 6260 Building Parking Area to be used at an offsite location (excepting only the portion of the 6260 Building Parking Area which includes the Substitute Dexcom Spaces (if any)). Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking spaces rented by Tenant in the 6260 Building Parking Area pursuant to this Section 28.1 are provided to Tenant solely for use by Tenant's own personnel, employees, agents, contractors or invitees and such spaces may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord's prior approval except in connection with an assignment or sublease approved by Landlord or otherwise permitted pursuant to the terms of the Lease.
28.2    Tenant's Proposed Re-Striping of the 6260 Building Parking Area. Subject to the terms hereof, Tenant shall have the right, at Tenant's sole cost and expense, to re-stripe the 6260 Building Parking Area as an Alteration requiring Landlord's consent pursuant to the TCCs of Article 8 of this Lease (and in no event shall the re-striping of the 6260 Building Parking Area be deemed a Cosmetic Alteration); provided, however, in connection with the foregoing (i) Tenant shall obtain Landlord's prior consent to such re-striping of the 6260 Building Parking Area and all plans and specifications therefor, which consent shall not be unreasonably withheld, conditioned or delayed; (ii) the re-striping shall be consistent with that in place in Comparable Buildings (i.e., at a minimum, the paint color to be used shall be white, the size of the spaces shall be reasonably standard, and the lettering used (if any) shall be generic and standard); (iii) Tenant shall be solely responsible and shall pay for all costs associated with any such re-striping of the 6260 Building Parking Area, (vi) Tenant shall be solely responsible for ensuring that its re-striping of the 6260 Building Parking Area is in compliance with all Applicable Laws (including, but not limited to, any codes mandating a certain number of handicap parking spaces or a certain number of spaces to serve the 6260 Building), (v) to the extent determined by Landlord, in Landlord's sole and absolute discretion at the time Landlord approves Tenant's restriping of the 6260 Building Parking Area, Tenant shall, at the expiration or earlier termination of the Lease Term, return the 6260 Building Parking Area to the configuration existing prior to such re-striping by Tenant or return portions of the 6260 Building Parking Area to the configuration existing prior to such re-striping by Tenant, and (vi) in no event shall Tenant be permitted engage in any re-striping activities contemplated by this Section 28.2 when there is less than two (2) years remaining during the Lease Term from the anticipated date of completion of such re-striping."
For clarification purposes, Landlord and Tenant hereby expressly acknowledge and agree that Tenant shall, as of the Substitute Premises Commencement Date, have no parking rights with respect to the 6290 Building (including, but not limited to, with respect to any or all of the 6290 Building parking facilities); provided, however, to the extent Tenant continues to occupy the 6290 Building during the Initial 30-Day Permitted Holdover Period (as more particularly contemplated by Section 3.2.1 of this Second Amendment) and the Subsequent 30-Day Permitted Holdover Period (as more particularly contemplated by Section 3.2.2 of this Second Amendment), Tenant's parking rights with respect to the 6290 Building shall terminate and be of no further force or effect as of the expiration of the Initial 30-Day Permitted Holdover Period or the Subsequent 30-Day Permitted Holdover Period (as the case may be).
10.Security Deposit. Notwithstanding any provision to the contrary contained in the Lease, the Security Deposit held by Landlord pursuant to the Lease, as amended hereby, shall equal Two Hundred Fifty-Five Thousand One Hundred Thirty-Four and 70/100 Dollars ($255,134.70). Landlord and Tenant acknowledge that, in accordance with Article 21 of the Lease, Tenant has previously delivered the sum of One Hundred Ninety-Three Thousand Five Hundred and 00/100 Dollars ($193,500.00) (the "Existing Security Deposit") to Landlord as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease. Concurrently with Tenant's execution of this Second Amendment, Tenant shall deposit with Landlord an amount equal to Sixty-One Thousand Six Hundred Thirty-Four and 70/100 Dollars ($61,634.70) to be held by Landlord as a part of the Security Deposit. To the extent that the total amount held by Landlord at any time as security for the Lease, as hereby amended, is less than Two Hundred Fifty-Five Thousand One Hundred Thirty-Four and 70/100 Dollars ($255,134.70), Tenant shall pay the difference to Landlord within ten (10) days following Tenant's receipt of notice thereof from Landlord.
11.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Second Amendment other than Hughes Marino (the "Broker"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Second Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Broker, occurring by, through, or under the indemnifying party. The terms of this Section 11 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
12.Notices. Notwithstanding anything to the contrary contained in the Lease, as of the date of this Second Amendment, any Notices to Landlord or Tenant must be sent, transmitted, or delivered, as the case may be, to the following addresses:
If to Landlord:        Kilroy Realty, L.P.
c/o Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Legal Department

with copies to:

Kilroy Realty Corporation
12200 West Olympic Boulevard, Suite 200
Los Angeles, California 90064
Attention: Mr. John Fucci

and

Kilroy Realty Corporation
3611 Valley Centre Drive, Suite 550
San Diego, California 92130
Attention: Mr. Brian Galligan

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067
Attention: Anton N. Natsis, Esq.

if to Tenant:        Entropic Communications, Inc.
6290 Sequence Drive
San Diego, CA 92121
Attention: Mr. Trevor Renfield
(Prior to Substitute Premises Commencement Date)

with copies to:
Entropic Communications, Inc.
6290 Sequence Drive
San Diego, CA 92121
Attention: General Counsel
(Prior to Substitute Premises Commencement Date)
Entropic Communications, Inc.
6260 Sequence Drive
San Diego, CA 92121
Attention: Mr. Trevor Renfield
(After Substitute Premises Commencement Date)
with copies to:
Entropic Communications, Inc.
6260 Sequence Drive
San Diego, CA 92121
Attention: General Counsel
(After Substitute Premises Commencement Date)

13.Effectiveness of this Second Amendment. Landlord and Tenant hereby acknowledge that the Substitute Premises is currently occupied by a third party tenant (the "Existing Tenant") pursuant to an existing lease (the "Existing Lease") between Landlord and such Existing Tenant. Consequently, Tenant expressly acknowledges and agrees that notwithstanding the full execution and delivery of this Second Amendment between Landlord and Tenant, this Second Amendment is expressly conditioned upon the termination of the Existing Lease. The termination of the Existing Lease is scheduled to occur on July 31, 2013 (the "Scheduled Existing Lease Expiration Date”). Once the Scheduled Existing Lease Termination Date has occurred, Landlord shall, to the extent the Existing Tenant has not vacated the Substitute Premises following such Scheduled Existing Lease Termination Date, use commercially reasonable efforts (including promptly filing an unlawful detainer action) to cause the Existing Tenant to vacate the Substitute Premises as soon as reasonably possible. Notwithstanding any provision to the contrary contained herein, the parties hereto expressly acknowledge and agree that the Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord's delay in delivering the Substitute Premises to Tenant unless Landlord breaches its obligation to use commercially reasonable efforts (including promptly filing an unlawful detainer action) to cause the Existing Tenant to vacate the Substitute Premises as soon as reasonably possible following the Scheduled Existing Lease Expiration Date.
14.Water Sensors. Effective as of the date of this Second Amendment and pertaining to the Substitute Premises only (as opposed to the 6290 Premises), the following Section 29.35 is added at the end of Section 29.34 of the Office Lease:
"29.35    Water Sensors. Tenant shall, at Tenant's sole cost and expense (except as expressly described in Section 2.4 of the Work Letter attached as Exhibit B to the Second Amendment), be responsible for promptly installing web-enabled wireless water leak sensor devices designed to alert the Tenant on a twenty-four (24) hour seven (7) day per week basis if a water leak is occurring in the Premises (which water sensor device(s) located in the Premises shall be referred to herein as "Water SensorsWater Sensors"). The Water Sensors shall be installed in any areas in the Premises where water is utilized (such as sinks, pipes, faucets, water heaters, coffee machines, ice machines, water dispensers and water fountains), and in locations that may be designated from time to time by Landlord (the "Sensor AreasSensor Areas"). In connection with any Alterations affecting or relating to any Sensor Areas, Landlord may require Water Sensors to be installed or updated in Landlord's sole and absolute discretion. With respect to the installation of any such Water Sensors, Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor reasonably designated by Landlord, and comply with all of the other provisions of Article 8 of this Lease. Tenant shall, at Tenant's sole cost and expense, pursuant to Article 7 of this Lease keep any Water Sensors located in the Premises (whether installed by Tenant or someone else) in good working order, repair and condition at all times during the Lease Term and comply with all of the other provisions of Article 7 of this Lease. Notwithstanding any provision to the contrary contained herein, Landlord has neither an obligation to monitor, repair or otherwise maintain the Water Sensors, nor an obligation to respond to any alerts it may receive from the Water Sensors or which may be generated from the Water Sensors. Upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Landlord reserves the right to require Tenant, at Tenant's sole cost and expense, to remove all Water Sensors installed by Tenant, and repair any damage caused by such removal; provided, however, if the Landlord does not require the Tenant to remove the Water Sensors as contemplated by the foregoing, then Tenant shall leave the Water Sensors in place together with all necessary user information such that the same may be used by a future occupant of the Premises (e.g., the water sensors shall be unblocked and ready for use by a third-party). If Tenant is required to remove the Water Sensors pursuant to the foregoing and Tenant fails to complete such removal and/or fails to repair any damage caused by the removal of any Water Sensors, Landlord may do so and may charge the reasonable cost thereof to Tenant."
15    No Further Modification. Except as set forth in this Second Amendment, all of the terms and provisions of the Lease shall apply with respect to the Substitute Premises and shall remain unmodified and in full force and effect.
[Signatures follow on next page]

IN WITNESS WHEREOF, this Second Amendment has been executed as of the day and year first above written.

“LANDLORD”	“TENANT”
KILROY REALTY, L.P., a Delaware limited partnership	ENTROPIC COMMUNICATIONS, INC. a Delaware corporation
By:KILROY REALTY CORPORATION,
a Maryland corporation,
general partner
By: /s/Brian Galligan
Name: Brian Galligan
Its: SVP
By: /s/ A. Christian Kroch
Name: A. Christian Kroch
Its: Vice President Asset Management
By: /s/ Patrick C. Henry Name: Patrick C. Henry Its: President and Chief Executive Officer By: /s/ Lance W. Bridges Name: Lance W. Bridges Its: Senior Vice President & General Counsel

EXHIBIT A
6260 SEQUENCE DRIVE, SAN DIEGO
OUTLINE OF SUBSTITUTE PREMISES

The Substitute Premises
MIRA MESA BOULEVARD
SEQUENCE DRIVE
FIRE LANE
FIRE LANE
FIRE LANE
FIRE LANE
ENTRANCE
N 04° 43' 35" E 703.44
N 53° 56' 00" E 125.74'
N 70° 30' 16" E 407.80'
N 36° 03' 12" W 18.35'
R = 1592.00' L = 359.92' Δ = 12° 50' 52"
R = 20.00' L = 31.41' Δ = 89°59'12"

699718.06/WLA 214064-00120/2-20-13//eg	EXHIBIT A -1-	6260 SEQUENCE DRIVE, SAN DIEGO [Second Amendment/Substitute Premises Amendment] [Entropic Communications, Inc.]

EXHIBIT B
6260 SEQUENCE DRIVE, SAN DIEGO
WORK LETTER
This Work Letter shall set forth the terms and conditions relating to the construction of the improvements in the Substitute Premises, which shall be referred to in this Work Letter as the "Premises." This Work Letter is essentially organized chronologically and addresses the issues of the construction of the improvements in the Premises desired by Tenant, in sequence, as such issues will arise during the actual construction thereof. All references in this Work Letter to Articles or Sections of "this Amendment" shall mean the relevant portion of Sections 1 through 15 of the Second Amendment to which this Work Letter is attached as Exhibit B and of which this Work Letter forms a part, all references in this Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Lease being amended by this Amendment, and all references in this Work Letter to Sections of "this Work Letter" shall mean the relevant portions of Sections 1 through 5 of this Work Letter.
SECTION 1
DELIVERY OF THE PREMISES AND BASE BUILDING
Promptly following the termination of the Existing Lease and Existing Tenant's surrender of the Premises to Landlord, Landlord shall deliver the 6260 Building to Tenant, and Tenant shall, except as expressly set forth in this Amendment, accept the 6260 Building from Landlord in its presently existing, "as-is" condition.
SECTION 2
IMPROVEMENTS
2.1    Improvement Allowance. Tenant shall be entitled to a one-time improvement allowance (the "Improvement Allowance") in the amount of Five Million Eight Hundred Seventy-Four Thousand One Hundred Twenty and 00/100 Dollars ($5,874,120.00) (i.e., $45.00 per rentable square foot of the Premises) for the costs relating to the initial design and construction of the improvements desired by Tenant or otherwise necessitated thereby, which are permanently affixed to the Premises (the "Improvements"). In no event shall Landlord be obligated to make disbursements pursuant to this Work Letter in the event that Tenant fails to timely pay any portion of the "Over-Allowance Amount," as that term is defined in, and within the time frames more particularly set forth in, Section 4.2.1, nor shall Landlord be obligated to pay a total amount which exceeds the Improvement Allowance. Notwithstanding the foregoing or any contrary provision of this Lease, all Improvements shall be deemed Landlord's property under the terms of this Lease. Any unused portion of the Improvement Allowance remaining as of March 1, 2014 (the "Improvement Allowance Sunset Date"), shall remain with Landlord and Tenant shall have no further right thereto; provided, however, such Improvement Allowance Sunset date shall be extended on a day -for-day basis for each day of any "Landlord Delay" (as that term is defined in Section 5.5 below).

EXHIBIT B

2.2    Disbursement of the Improvement Allowance.
2.2.1    Improvement Allowance Items. Except as otherwise set forth in this Work Letter, the Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process, including, without limitation, Landlord's receipt of invoices for all costs and fees described herein) only for the following items and costs (collectively the "Improvement Allowance Items"):
2.2.1.1      Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Work Letter, which fees shall, notwithstanding anything to the contrary contained in this Work Letter, not exceed an aggregate amount equal to Two and 50/100 Dollars ($2.50) per rentable square foot of the Premises, and payment of the third-party fees actually and reasonably incurred (the reasonableness of which shall be determined in light of the nature of particular Construction Drawings being submitted by Landlord to its consultants for review) by Landlord in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Work Letter;
2.2.1.2      The payment of plan check, permit and license fees relating to construction of the Improvements;
2.2.1.3      The cost of construction of the Improvements, including, without limitation, testing and inspection costs and costs of utilities. In no event shall Tenant or its contractor be charged for parking, access, freight elevator use or similar items in connection with the Improvements;
2.2.1.4      The cost of any changes in the Base Building when such changes are required by the Construction Drawings, such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.5      The cost of any changes to the Construction Drawings or Improvements required by all applicable building codes (the "Code");
2.2.1.6      The cost of the "Coordination Fee," as that term is defined in Section 4.2.2.1 of this Work Letter;
2.2.1.7      Sales and use taxes; and
2.2.1.8      The actual cost of installing telephone and data cabling, and moving costs; provided, however, in no event shall more than a portion of the Improvement Allowance equal to Five and 00/100 Dollar ($5.00) per rentable square foot of the Premises be allocated to, and reimbursed against, the Improvement Allowance Items set forth in this Section 2.2.1.8.
2.2.2    Disbursement of Improvement Allowance. During the construction of the Improvements, Landlord shall make monthly disbursements of the Improvement Allowance for Improvement Allowance Items and shall authorize the release of monies as follows.
2.2.2.1      Monthly Disbursements. On or before the twentieth (20th) day of each calendar month during the construction of the Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the "Contractor," as

EXHIBIT B

that term is defined in Section 4.1.1 of this Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) all other information reasonably requested by Landlord. Tenant's request for payment shall constitute, to Tenant's then-existing actual knowledge, Tenant's acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant's payment request; provided, however, the parties acknowledge that in no event shall the Contractor be a third-party beneficiary with regard to any such acceptance and approval under this sentence. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant (or solely to Tenant to the extent Tenant has previously paid in full to Contractor the amounts corresponding to such request for payment) in payment of the lesser of: (A) "Landlord's Ratio," as that term is set forth below, of the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the "Final Retention"), and (B) the balance of any remaining available portion of the Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reasonably substantiated reason, it being hereby acknowledged that Tenant shall pay "Tenant's Ratio," as that term is set forth below, of the corresponding amounts so requested by Tenant, less a similar ten (10%) retention. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2      Final Retention. Subject to the provisions of this Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the substantial completion of construction of the Improvements, provided that (i) Tenant delivers to Landlord properly executed mechanic's lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from all of Tenant's Agents, (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the 6260 Building, the curtain wall of the 6260 Building, the structure or exterior appearance of the 6260 Building, (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Improvements in the Premises has been substantially completed, (iv) Tenant records a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Work Letter, (v) Tenant delivers to Landlord a "close-out package" in both paper and electronic forms (including, as-built drawings, and final record CADD files for the associated plans, warranties and guarantees from all contractors, subcontractors and material suppliers, and an independent air balance report), and (vi) a certificate of occupancy (or its equivalent) has been issued for the Premises. Upon substantial completion of the Improvements, and in conjunction with the Final Retention and disbursement thereof, as set forth in this Section 2.2.2.2, above, Tenant shall perform a final costs analysis to determine the actual "Final Costs" of the Improvements so constructed. Thereafter, Tenant shall submit such

EXHIBIT B

analysis to Landlord for Landlord's verification and approval. In the event it is determined that there remains any unpaid portion of the Improvement Allowance (in addition to the Final Retention), Tenant shall submit to Landlord an invoice for such amount (which excess shall in no event exceed the amount paid by Tenant as an Over-Allowance Amount or supplement thereto) and Landlord shall promptly pay such unpaid portion of the Improvement Allowance to Tenant (but only to the extent otherwise reimbursable hereunder for Improvement Allowance Items).
2.2.2.3      Other Terms. Landlord shall only be obligated to make disbursements from the Improvement Allowance to the extent costs are incurred by Tenant for Improvement Allowance Items. All Improvement Allowance Items for which the Improvement Allowance has been made available shall be deemed Landlord's property under the terms of this Lease, as amended.
2.3    Building Standards. Landlord has established or may establish specifications for certain 6260 Building standard components to be used in the construction of the Improvements in the Premises. The quality of Improvements shall be equal to or of greater quality than the quality of such 6260 Building standards. Removal requirements regarding the Improvements are addressed in Article 8 of this Lease and Section 2.4 below.
2.4    Water Sensors. In connection with the construction of the Improvements pursuant to the terms of this Work Letter, Tenant shall, at Tenant's sole cost and expense (which may be deducted from the Improvement Allowance in accordance with the provisions of Section 2.2 of this Work Letter), install Water Sensors (as more particularly contemplated by the terms of Section 29.35 of this Lease). The Water Sensors so installed by Tenant shall be subject to the terms and conditions set forth in Section 29.35 of this Lease.
SECTION 3
CONSTRUCTION DRAWINGS
3.1    Selection of Architect/Construction Drawings. Subject to Landlord's approval, which approval shall not be unreasonably withheld, delayed, or conditioned, Tenant shall select and retain an architect/space planner (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1; provided, however, Landlord herby pre-approves CarrierJohnson as space planner. Tenant shall retain engineering consultants reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings." All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord's approval; provided, however, Landlord shall only disapprove any such Construction Drawing to the extent of a "Design Problem," as that term is defined below. Landlord, at Landlord's sole cost and expense, is currently in the process of having CarrierJohnson prepare "as-built" drawings of the 6260 Building as it currently exists as of the date of this Amendment, and Landlord shall arrange for the CarrierJohnson to deliver such "as-built" drawings pertaining to the 6260 Building to the Tenant as soon as reasonably possible following the completion of the same by CarrierJohnson. Landlord makes no representation as to the accuracy of such "as built" drawings pertaining to the 6260 Building, and

EXHIBIT B

Landlord hereby assigns to Tenant all warranties and guaranties by CarrierJohnson relating thereto. Landlord's review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings. A "Design Problem" is defined as, and shall be deemed to exist if there could be (i) an effect on the exterior appearance of the 6260 Building, (ii) a material, adverse affect on the Base Building portions of the Premises or 6260 Building (including without limitation the Building Structure located in the 6260 Building), (iii) a material adverse affect on the Building Systems located in the 6260 Building or the operation and maintenance thereof, or (iv) any failure to comply with Applicable Laws (other than pre-existing failures to so comply to the extent the same are Landlord's obligations pursuant to the express terms and conditions of the Second Amendment). Notwithstanding anything to the contrary contained herein, Landlord acknowledges that Tenant's security systems are fundamental to its business operations in the Premises, and Landlord shall reasonably cooperate with Tenant, at no material extra cost to Landlord, to permit such security systems to be installed in the Premises in accordance with Tenant's reasonable security requirements.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of its final space plan, along with other renderings or illustrations reasonably required by Landlord, to allow Landlord to understand Tenant's design intent, for the Premises before any architectural working drawings or engineering drawings have been commenced, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such final space plan. The final space plan (the "Final Space Plan") shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect; provided, however, Landlord shall only disapprove such Final Space Plans to the extent of a Design Problem. Landlord shall set forth with reasonable specificity in what respect the Final Space Plan is unsatisfactory or incomplete (based upon a commercially reasonable standard). If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and immediately thereafter Architect shall promptly re-submit the Final Space Plan to Landlord for its approval. Such procedure shall continue (except that the time frame to consent to any revisions shall be shortened to three (3) business days) until the Final Space Plan is approved by Landlord. If Landlord has not timely approved the Final Space Plan within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Space Plan most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following

EXHIBIT B

in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE FINAL SPACE PLAN," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Final Space Plan within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Final Space Plan shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the nature of the Final Space Plan, the details contained therein or the specifications pertaining thereto.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval. Tenant shall supply Landlord with four (4) hard copies signed by Tenant of the Final Working Drawings, and concurrently with Tenant's delivery of such hard copies, Tenant shall send to Landlord via electronic mail one (1) .pdf electronic copy of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of all of the Final Working Drawings, either (i) approve the Final Working Drawings, (ii) approve the Final Working Drawings subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, and shall only be conditions reasonably intended to address a potential Design Problem, or (iii) disapprove and return the Construction Drawings to Tenant with requested revisions; provided, however, Landlord shall only disapprove such Final Working Drawings to the extent of a Design Problem. If Landlord disapproves the Final Working Drawings, Tenant may resubmit the Final Working Drawings to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Final Working Drawings, based upon the criteria set forth in this Section 3.3, within three (3) business days after Landlord receives such resubmitted Final Working Drawings. Such procedure shall be repeated until the Final Working Drawings are approved. If Landlord has not timely approved the Final Working Drawings within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Final Working Drawings most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE FINAL WORKING DRAWINGS," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Final Working Drawings within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Final Working Drawings shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed

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approval" occur to the extent the parties are in discussions regarding the nature of the Final Working Drawings, the details contained therein or the specifications pertaining thereto.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.
3.5    Electronic Approvals. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, Landlord may, in Landlord's sole and absolute discretion, transmit or otherwise deliver any of the approvals required under this Work Letter via electronic mail to Tenant's representative identified in Section 5.1 of this Work Letter, or by any of the other means identified in Section 29.18 of this Lease.
SECTION 4
CONSTRUCTION OF THE IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor. A general contractor shall be retained by Tenant to construct the Improvements. Such general contractor ("Contractor") shall be selected by Tenant from a list of experienced and reputable general contractors mutually and reasonably agreed upon by Landlord, and Tenant shall deliver to Landlord notice of its selection of the Contractor upon such selection; provided, however, the Contractor shall be qualified and experienced in first-class office/electronic lab build-outs in San Diego County.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed and which approval shall, if withheld or conditioned with regard to any such Tenant's Agents, be made within two (2) business days following Landlord's receipt of the corresponding request for such approval from Tenant. If Landlord does not approve any of Tenant's proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord's written approval. If Landlord has not timely approved any of Tenant's Agents within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the particular Tenant's Agents (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO

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RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE TENANT'S AGENTS," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the particular Tenant's Agents within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then those Tenant's Agents expressly identified in the reminder notice shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the Tenant's Agents or Landlord has requested information regarding the Tenant's Agents which has not yet been provided.
4.2    Construction of Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget.
4.2.1.1    Construction Contract. Tenant shall engage the Contractor pursuant to a mutually approved contract form (collectively, the "Contract"). Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the final form of the Contract, that it is either (i) approving the Contract, (ii) approving the Contract subject to specified conditions, which conditions must be stated in a reasonably clear and complete manner, or (iii) disapproving and returning the Contract to Tenant with requested revisions. If Landlord disapproves the Contract, Tenant may resubmit the Contract to Landlord at any time, and Landlord shall approve or disapprove the resubmitted Contract within three (3) business days after Landlord receives such resubmitted Contract. Such procedure shall be repeated until the Contract is approved. If Landlord has not timely approved the Contract within the applicable time period set forth above, Tenant shall have the right to send a "reminder notice" to Landlord, which conspicuously indicates that Landlord's continued failure to respond may result in the deemed approval of the Contract most recently delivered to Landlord (which notice shall be delivered to Landlord pursuant to the terms of the Lease, shall clearly state the following in bold: "LANDLORD'S FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS SHALL RESULT IN THE DEEMED APPROVAL OF THE CONTRACT," and shall also be sent via electronic mail to the Landlord's representative set forth in Section 5.2 below). If Landlord fails to respond to Tenant regarding the Contract within three (3) business days after its receipt of the reminder notice identified in the preceding sentence, then the Contract shall be deemed to have been approved by Landlord; provided, however, in no event shall such "deemed approval" occur to the extent the parties are in discussions regarding the Contract, the provisions thereof or the details contained therein.
4.2.1.2    Cost Budget. Prior to the commencement of the construction of the Improvements, and after Tenant has accepted all bids for the Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.8, above, in connection with the design and construction of the Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the "Final Costs"). Prior to the commencement of construction of the Improvements, Tenant shall determine the amount (the "Over-Allowance Amount") by which the Final Costs exceed the Improvement Allowance. Tenant will also determine the ratio of the Over-Allowance Amount to the Final Costs (e.g., if the Over-Allowance Amount were to be One Million One Hundred Seventy-Four Thousand Eight

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Hundred Twenty-Four and 00/100 Dollars ($1,174,824.00), the ratio would be sixteen point six percent (16.6%) Over-Allowance Amount and eighty-three point four percent (83.4%) Improvement Allowance). The ratio applicable to the Over-Allowance Amount may be referred to herein as "Tenant's Ratio") and the ratio applicable to the Improvement Allowance may be referred to herein as "Landlord's Ratio." Tenant's determination of the Over-Allowance Amount, Tenant's Ratio and Landlord's Ratio are subject to Landlord's reasonable approval. Tenant shall pay Tenant's Ratio of the amounts due to the Contractor at the same time Landlord makes its monthly disbursement of the Landlord's Ratio of the amounts due to the Contractor in accordance with Section 2.2 above. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Improvements shall increase in a way that results in the Final Costs being in excess of the Improvement Allowance (or otherwise further increases the amount by which the Final Costs are in excess of the Improvement Allowance), such excess shall be paid by Tenant out of its own funds, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.
4.2.2    Tenant's Agents.
4.2.2.1      Landlord's General Conditions for Tenant's Agents and Improvement Work. Tenant's and Tenant's Agent's construction of the Improvements shall comply with the following: (i) the Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant's Agents shall submit schedules of all work relating to the Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall use commercially reasonable efforts to adhere to such corrected schedule; and (iii) Tenant shall abide by all reasonable rules made by Landlord's Building manager with respect to the use of freight, loading dock and service elevators, storage of materials and any other matter in connection with this Work Letter, including, without limitation, the construction of the Improvements. Tenant shall pay a logistical coordination fee (the "Coordination Fee") to Landlord in an amount equal to Fifteen Thousand and 00/100 Dollars ($15,000.00), which Coordination Fee shall be for services relating to the coordination of the construction of the Improvements.
4.2.2.2      Indemnity. Tenant's indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any negligence or willful misconduct of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Improvements and/or Tenant's disapproval of all or any portion of any request for payment.
4.2.2.3      Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the completion of the work performed by such contractor or subcontractors. The correction of such work shall

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include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Improvements, and/or the 6260 Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement, provided that Tenant's rights are not diminished.
4.2.2.4      Insurance Requirements.
4.2.2.4.1  General Coverages. All of Tenant's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are reasonably required by Landlord.
4.2.2.4.2  Special Coverages. Tenant shall cause its Contractor to carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Improvements, and such other insurance as Landlord may reasonably require, it being understood and agreed that the Improvements shall be insured by Tenant pursuant to this Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, including, but not limited to, the requirement that all of Tenant's Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $5,000,000 per incident, $5,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in this Lease, as amended.
4.2.2.4.3  General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice (ten (10) days for nonpayment of premiums) of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Improvements are damaged by any cause during the course of the construction thereof, Tenant shall cause the same to be repaired at no cost to Landlord or by application of the Improvement Allowance. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall name Landlord and Tenant as additional insureds, as their interests may appear, as well as Contractor and Tenant's Agents. All insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing

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insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Work Letter.
4.2.3    Governmental Compliance. The Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Improvements at all times, provided however, that Landlord's failure to inspect the Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Improvements constitute Landlord's approval of the same. Should Landlord disapprove any portion of the Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Improvements shall be rectified by Tenant at no expense to Landlord.
4.2.5    Meetings. Commencing upon the execution of this Amendment, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Improvements, which meetings shall be held at a location reasonably and mutually designated by Tenant and Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment.
4.3    Notice of Completion; Copy of Record Set of Plans. Within twenty (20) days after completion of construction of the Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the 6260 Building is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within one hundred twenty (120) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

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SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant has designated Mr. Michael Rosen, Global Facilities Manager, as its sole representative with respect to the matters set forth in this Work Letter (whose e-mail address for the purposes of this Work Letter is Michael.Rosen@entropic.com and phone number is (858) 768-3869), who shall have full authority and responsibility to act on behalf of the Tenant as required in this Work Letter.
5.2    Landlord's Representative. Landlord has designated Mr. Jake Brehm (whose e-mail address for the purposes of this Work Letter is jbrehm@kilroyrealty.com and phone number is (858) 523-0300) as its sole representative with respect to the matters set forth in this Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Work Letter.
5.3    Time of the Essence in This Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Work Letter, if any economic or material, non-economic default (beyond any applicable notice and cure periods) by Tenant under the Lease or this Work Letter (including, without limitation, any failure by Tenant to fund any portion of the Over-Allowance Amount) occurs at any time on or before the substantial completion of the Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Improvement Allowance, and (ii) all other obligations of Landlord under the terms of the Lease and this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.
5.5    Landlord Delays. In the event that there are any actual delays in the completion of the Improvements caused by Landlord or the Landlord Parties, then after (A) written notice to Landlord setting forth with reasonable detail the existence and nature of such delay, and (B) the expiration of a two (2) business day cure period following Landlord's receipt of such notice without the remedy thereof, any such delay shall thereafter be deemed a "Landlord Delay." In addition, if Landlord fails to approve any matter during the time periods expressly specified in this Work Letter Agreement therefor, such failure shall immediately (following the outside date for Landlord's response) constitute a Landlord Delay (to the extent actual delays in the completion of the Improvements ultimately result therefrom). Any actual Landlord Delays under this Section 5.5 shall result in an extension of the Substitute Premises Commencement Date, as defined in Section 2.1 of the Second Amendment, by extending the outside Substitute Premises Commencement Date of five (5) months from Landlord's delivery of the Premises to Tenant by an equivalent number of days for such Landlord Delays. Notwithstanding anything contained in this Section 5.5, in no event shall Tenant be obligated to employ extraordinary efforts or incur extraordinary expenses (e.g., overtime), to overcome any Landlord Delays.

EXHIBIT B

EXHIBIT C
6260 SEQUENCE DRIVE, SAN DIEGO
LOCATION OF THE 6260 BUILDING PARKING AREA

EXHIBIT C

EXHIBIT D
6260 SEQUENCE DRIVE, SAN DIEGO
POSSIBLE LOCATIONS OF THE SUBSTITUTE DEXCOM SPACES

EXHIBIT D